UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

  Date of Report (Date of earliest event reported)    March 26, 2014

Hampton Roads Bankshares, Inc.
(Exact name of registrant as specified in its charter)

Virginia	001-32968	54-2053718
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

641 Lynnhaven Parkway, Virginia Beach, VA 23452
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (757) 217-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                      Entry into a Material Definitive Agreement.

As previously disclosed, on February 25, 2014, Hampton Roads Bankshares, Inc. (the “Company”) announced the termination of the written agreement, dated June 9, 2010 (the “Written Agreement”), among the Company, the Company’s wholly owned banking subsidiary The Bank of Hampton Roads (“BHR”), the Federal Reserve Bank of Richmond (“FRB”) and the Virginia Bureau of Financial Institutions (“BFI”). The termination of the Written Agreement was effective February 20, 2014.

On March 26, 2014 the Company and BHR entered into a Memorandum of Understanding (the “MOU”) with the FRB and the BFI. Under the MOU, the Company and BHR have agreed that they will receive the prior written approval of the FRB and the BFI before, (i) either the Company or BHR declares or pays dividends of any kind; (ii) the Company makes any payments on its trust preferred securities; (iii) the Company incurs or guarantees any debt; or (iv) the Company purchases or redeems any shares of its stock. In addition, the MOU institutes certain reporting requirements and addresses ongoing regulatory requirements.

The Company’s other wholly owned banking subsidiary, Shore Bank, is not a party to the MOU and is not subject to its restrictions or requirements.

The above description of the MOU is qualified in its entirety by reference to the MOU, a copy of which is attached to this Current Report on Form 8-K as Exhibit 10.1 and incorporated herein by reference.

Item 9.01.                      Financial Statements and Exhibits.

(d)  Exhibits

Ex. 10.1
Memorandum of Understanding, effective March 26, 2014, by and among Hampton Roads Bankshares, Inc., The Bank of Hampton Roads, the Federal Reserve Bank of Richmond, and Virginia State Corporation Commission Bureau of Financial Institutions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Hampton Roads Bankshares, Inc.

Date: April 1, 2014	By:	/s/ Douglas J. Glenn
Douglas J. Glenn
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
Ex. 10.1
Memorandum of Understanding, effective March 26, 2014, by and among Hampton Roads Bankshares, Inc., The Bank of Hampton Roads, the Federal Reserve Bank of Richmond, and Virginia State Corporation Commission Bureau of Financial Institutions.